Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Six Months Ended June 30,				For the Years Ended December 31,
	2010		2009		2009		2008		2007		2006		2005
	(Dollars in millions)
Earnings:
Income before income taxes	$491		$681		$1,036		$2,079		$2,582		$2,478		$2,471
Plus:
Fixed charges	951		1,186		2,232		3,044		4,068		3,233		2,029
Less:
Dividends/accretion on preferred stock	—		124		124		21		—		—		—
Noncontrolling interest	20		10		24		10		12		5		4
Capitalized interest	—		—		—		2		4		2		1

Earnings, including interest on deposits	1,422		1,733		3,120		5,090		6,634		5,704		4,495

Less:
Interest on deposits	500		666		1,271		1,891		2,620		2,137		1,252

Earnings, excluding interest on deposits	$922		$1,067		$1,849		$3,199		$4,014		$3,567		$3,243

Fixed charges:
Interest expense	$924		$1,035		$2,040		$2,969		$4,014		$3,185		$1,981
Capitalized interest	—		—		—		2		4		2		1
Interest portion of rent expense	27		27		68		52		50		46		47
Dividends/accretion on preferred stock	—		124		124		21		—		—		—

Total fixed charges	951		1,186		2,232		3,044		4,068		3,233		2,029

Less:
Interest on deposits	500		666		1,271		1,891		2,620		2,137		1,252

Total fixed charges excluding interest on deposits	$451		$520		$961		$1,153		$1,448		$1,096		$777

Earnings to fixed charges:
Including interest on deposits	1.50	x	1.46	x	1.40	x	1.67	x	1.63	x	1.76	x	2.22	x

Excluding interest on deposits	2.04	x	2.05	x	1.92	x	2.77	x	2.77	x	3.25	x	4.17	x